NDE ENVIRONMENTAL CORPORATION
              1996 ANNUAL REPORT ON FORM 10-KSB/A (Amendment No.1)
                                    Exhibits



Exhibit 21.01

SUBSIDIARIES OF REGISTRANT

     Tanknology/NDE   Corporation,  a  Delaware  corporation,   incorporated  on
December 27, 1991, is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name Tanknology/NDE Corporation.

     NDE Environmental Canada Corporation, incorporated on May 21, 1993 under the Business Corporations Act of Alberta, is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name NDE Environmental Canada Corporation.

     ProEco, Inc., a Delaware corporation, incorporated as Tank Testing International, Inc. on March 19, 1990, changed its name to ProEco, Inc. on July 26, 1991, and is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name ProEco, Inc.

     EcoAm, Inc., a Florida corporation, incorporated on July 15, 1991, is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name EcoAm, Inc.

     ProEco, Ltd., a United Kingdom corporation, incorporated in October 16, 1992, as EcoAm, Ltd., is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name ProEco, Ltd.

     Tanknology Canada (1988) Inc., incorporated in Ontario, Canada, is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name Tanknology Canada (1988) Inc.

     USTMAN Industries, Inc., a Delaware corporation, incorporated on May 29, 1992, is a wholly owned subsidiary of NDE Environmental Corporation and does business under the name USTMAN Industries, Inc.